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                                                                      EXHIBIT 99

                                  NEWS RELEASE


                                    CONTACT:  Juris Pagrabs
                                              Vice President, Investor Relations
                                              Venator Group, Inc.
                                              (212) 553-7017


                      VENATOR GROUP NAMES MATTHEW D. SERRA
                             CHIEF OPERATING OFFICER

           -RESPONSIBLE FOR FOOT LOCKER WORLDWIDE AND CHAMPS SPORTS -

NEW YORK, New York, February 10, 2000 - Venator Group, Inc. (NYSE:Z), the New York-based specialty store retailer, today announced that its Board of Directors has elected Matthew D. Serra as Chief Operating Officer, effective immediately. Mr. Serra will be directly responsible for Foot Locker Worldwide and Champs Sports, which combined represents over 3,500 stores and over $3.5 billion in annualized sales. Mr. Serra, age 55, who has been President and Chief Executive Officer of Foot Locker Worldwide since 1998, will report to Dale W. Hilpert, Venator Group's President and Chief Executive Officer.

"Matt Serra has been instrumental in renewing our merchandising focus at Foot Locker stores worldwide, significantly contributing to our recent market share gains," stated Mr. Hilpert. "As we continue to move forward with our core athletic businesses, we look forward to benefiting greatly from Matt's extensive merchandising expertise and dynamic leadership."

Prior to joining Venator Group in 1998, Mr. Serra served as the Chairman and Chief Executive Officer of Sterns, the $900 million department store division of Federated Department Stores, Inc. since 1993. Mr. Serra began his career at Macy's New York in 1966. During his 33 year retail career, Mr. Serra has held various merchandising executive positions with a number of other retailers, including Bloomingdale's, Saks Fifth Avenue and Gimbels, a then division of Batus, Inc., where he served from 1983 to 1984, as President and Chief Operating Officer and from 1984 to 1986, as President and Chief Executive Officer. He also served as President and Chief Executive Officer of both Sibleys and G. Fox, department store divisions of May Co., between 1986 to 1990, and as President and Chief Executive Officer of Seamans, the New York-based specialty furniture store chain, from 1991 to 1992.

Venator Group is a diversified global retailer that operates over 4,000 retail stores in 15 countries in North America, Europe and Australia. Through its athletic group of specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its Internet/direct marketer eVenator/Eastbay, the Company is the leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores.

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